Exhibit 99.1
Veraz Networks Appoints William Rohrbach as Vice President
of Worldwide Sales
Rohrbach to leverage worldwide sales expertise and build upon Veraz’s global initiatives
SAN JOSE, CA – July 17, 2008 – Veraz Networks, Inc. (NASDAQ: VRAZ), the leading provider of Multimedia Generation Network application, control, and bandwidth optimization products, today announced that William Rohrbach has assumed the role of Vice President, Worldwide Sales. In this role, he will oversee Veraz’s global sales efforts along with business development.
“We are extremely pleased to have Bill assume responsibility for Worldwide Sales,” said Doug Sabella, President and CEO of Veraz Networks. “Bill’s extensive international experience will be critical to continuing to expand our global footprint.”
Mr. Rohrbach has been with Veraz since 2007, previously serving as Vice President of Strategy and Business Development. Prior to Veraz, Mr. Rohrbach held the position of Vice President Sales for the Verizon accounts at Ericsson. He also held executive sales and business development positions at AT&T and Lucent, including strategy and business development for AT&T Europe, and wireless market leadership for the Caribbean/Latin American and the North American regions for Lucent.
About Veraz Networks, Inc. (NASDAQ: VRAZ)
Veraz Networks, Inc. (NASDAQ: VRAZ), is the leading provider of application, control, and bandwidth optimization products that enable the evolution to the Multimedia Generation Network (MGN). Service providers worldwide use the Veraz MGN portfolio to extend their current application suite and rapidly add customized multimedia services that drive revenue and ensure customer retention. The Veraz MGN separates the control, media, and application layers while unifying management of the network, thereby increasing service provider operating efficiency.  Wireline and wireless service providers in over 50 countries have deployed products from the Veraz MGN portfolio, which includes the ControlSwitch™, Network-adaptive Border Controller, I-Gate 4000 Media Gateways, the VerazView Management System, and a set of customizable applications, including the verazVirtu softclient.  Please visit www.veraznetworks.com.

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This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.   The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to, growing international sales of Veraz products, and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Veraz’s business is set forth in our Annual Report on Form 10-K, including the “Risk Factors” section in that report, for the year ended December 31, 2007 as filed with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
VRAZ-IR
Veraz Press Contacts:
Dawn Hogh, Veraz Networks, +1-408-750-9533, dhogh@veraznet.com
Ilene Adler, Vantage Communications, +1-415-984-1970 x102, iadler@pr-vantage.com
Veraz Investor Relations Contact:
Cynthia Hiponia, The Blueshirt Group, +1-415-217-4966, cynthia@blueshirtgroup.com
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